Exhibit 99.1

                 Schnitzer Steel Reports 23% Increase
                 in First Quarter Earnings Per Share


    PORTLAND, Ore.--(BUSINESS WIRE)--Jan. 7, 2008--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported net income of $25 million, or $0.85 per diluted share, for the fiscal 2008 first quarter ended November 30, 2007. For the quarter, revenues increased 18% and earnings per share increased 23% over the first quarter of fiscal 2007.



                                             First    First   Fourth
                                             Quarter  Quarter  Quarter
(in millions, except per-share data)          2008     2007     2007
----------------------------------------------------------------------
Revenues                                       $ 604    $ 510    $ 749
----------------------------------------------------------------------
Operating Income                               $  41    $  34    $  63
----------------------------------------------------------------------
Net Income                                     $  25    $  21    $  38
----------------------------------------------------------------------
Diluted EPS                                    $0.85    $0.69    $1.28
----------------------------------------------------------------------


    "We are pleased to report healthy increases in our financial results on a year over year basis," said John D. Carter, President and Chief Executive Officer. "These results reflect strong revenue growth in all three of our operating businesses and operating income growth in our Metals Recycling and Auto Parts businesses. As expected, our Metals Recycling Business was impacted by both the high cost of ocean freight as well as the tight supply of ships to carry export cargos. The latter resulted in the delay of five shipments, which should be reflected in our second quarter sales volumes. In addition, the positive long-term fundamentals for recycled metals of strong demand and a relatively tight supply appear to be resulting in upward price trends in both the domestic and export markets."

    "The Auto Parts Business showed impressive year over year improvement in revenues and operating income, which reflects the change in the purchasing model put in place at the end of the first quarter of fiscal 2007," added Carter. "The Steel Manufacturing Business posted solid results despite softening West Coast demand for steel products, increased competition from domestic suppliers and continuing cost pressure on the raw materials, including scrap, used in the manufacture of steel products," he concluded.

    Commenting on the first quarter results, Tamara Lundgren, Executive Vice President and Chief Operating Officer said, "The results in our Metals Recycling Business were driven by increases in processed ferrous and nonferrous volumes. During 2007, the Company installed three new megashredders and implemented new technology which has increased the recovery of nonferrous material from the shredding process. The higher processed ferrous and nonferrous volumes on a year over year basis are primarily the result of these capital improvements, as well as the Company's efforts to increase throughput at each of its facilities. In our Auto Parts Business, the higher volume of car purchases contributed to higher core and scrap sales, and in the Steel Manufacturing Business we continued to see benefits from the capital projects completed last year which increased the capacity of our mill," she added.

    Metals Recycling Business

    The worldwide demand for recycled metal remained strong, although the Metals Recycling Business was impacted by rapid increases in freight costs and a tight shipping market.



($ in millions, except selling prices;     First     First    Fourth
 ferrous volume in thousand long tons,     Quarter   Quarter  Quarter
 nonferrous volumes in million pounds)      2008      2007     2007
----------------------------------------------------------------------
Total Revenues                                 $481     $400      $616
----------------------------------------------------------------------
Ferrous Revenues                               $388     $315      $501
----------------------------------------------------------------------
Ferrous Volumes (Processing/Trading)      1,001/135  868/320 1,252/253
----------------------------------------------------------------------
Avg. Net Ferrous Sales Prices ($/LT)(1)
(Processing/Trading)                       $280/313 $226/252  $287/298
----------------------------------------------------------------------
Nonferrous Volumes                               89       80       105
----------------------------------------------------------------------
Avg. Net Nonferrous Sales Prices
 ($/LB)(1)                                    $1.00    $1.02     $1.04
----------------------------------------------------------------------
Operating Income(2)                             $30      $25       $46
----------------------------------------------------------------------

(1)Price information is shown after netting the cost of freight incurred to deliver the product to the customer
(2)Includes operating income from joint ventures


    Revenues for the Metals Recycling Business increased 20% over the first quarter of 2007. The increase was a result of higher processed ferrous and nonferrous scrap sales volumes and higher ferrous scrap prices. Ferrous processing sales volumes increased 133 thousand tons, or 15%, and nonferrous sales volumes increased nine million pounds, or 11%, which together offset a 185 thousand ton reduction in ferrous trading volumes.

    Compared to the fourth quarter of 2007, revenues declined 22% as lower ferrous and nonferrous volumes and lower nonferrous prices offset higher gross ferrous sales prices. During the quarter, the tight market for shipping resulted in the delay of five shipments into the second quarter of 2008. These delayed shipments represented material for committed sales which had been processed but could not be loaded before the end of the quarter because vessels were not available.

    Export markets for ferrous scrap metal remained strong, with average gross prices significantly higher than the first quarter of 2007 and slightly higher than the fourth quarter. During the quarter, export freight costs increased more than selling prices, and as a result net selling prices declined on a quarter over quarter basis. Nonferrous prices, although lower than during the fourth quarter, remained strong for all grades of materials.

    Operating income for the quarter was 19% higher than the first quarter of 2007 due to the higher ferrous and nonferrous volumes and the costs incurred in the first quarter of 2007 associated with anticipated operational disruptions while new shredders were being installed in Oakland and Boston. As expected, operating income declined from the fourth quarter of 2007, primarily due to significantly higher export freight costs which, when coupled with higher raw material costs, narrowed the margin between buying and selling prices, and lower volumes attributable to the delayed shipments.

    Auto Parts Business

    The Auto Parts Business showed healthy year over year growth in sales and operating income due to higher prices for cores and scrap and its focus on increasing volumes.



                                             First    First   Fourth
                                             Quarter  Quarter  Quarter
($ in millions, except locations)             2008     2007     2007
----------------------------------------------------------------------
Revenues                                         $72      $61      $74
----------------------------------------------------------------------
Operating Income                                 $ 7      $ 4      $10
----------------------------------------------------------------------
Locations (end of quarter)                        53       52       52
----------------------------------------------------------------------


    Revenues for the Auto Parts Business increased 19% over the same period last year, primarily as a result of higher self-service volumes, higher prices for cores and scrap and improved full-service parts sales. Compared to the fourth quarter of 2007, revenues declined approximately 3%, as normal seasonal improvements in self-service parts sales were offset by lower scrap and core revenues due to lower volumes and seasonal declines in full-service parts sales.

    Operating income increased 90% from the first quarter of 2007, primarily due to higher self-service volumes, a widening of the spread between core and scrap revenues and the cost of purchasing scrapped vehicles and higher full-service parts sales. Compared to the fourth quarter of 2007, operating income declined 28% due to lower scrap and core sales volumes and lower full-service parts sales.

    Steel Manufacturing Business

    The Steel Manufacturing Business recorded solid year over year sales growth.



                                             First    First   Fourth
($ in millions, except selling prices;       Quarter  Quarter  Quarter
 volume in thousand tons)                     2008     2007     2007
----------------------------------------------------------------------
Revenues                                        $110     $ 96     $117
----------------------------------------------------------------------
Avg. Net Sales Prices ($/T)                     $601     $546     $617
----------------------------------------------------------------------
Sales Volume                                     174      170      184
----------------------------------------------------------------------
Operating Income                                $ 14     $ 15     $ 20
----------------------------------------------------------------------


    Revenues for the Steel Manufacturing Business rose 14% on a year over year basis on a $55 per ton increase in average selling prices and slightly higher sales volumes. Compared to the fourth quarter of 2007, softening West Coast demand led to a 6% decline in revenues as both sales prices and sales volumes were lower.

    Operating income was slightly lower than in the same period last year, as the cost of the raw materials used in steelmaking, primarily scrap and alloys, increased more than net selling prices and offset slightly higher sales volumes. Compared to the fourth quarter of 2007, lower volumes and sales prices and higher costs for alloys and scrap led to a reduction in operating income.

    Share Repurchase Program

    During the quarter, the Company repurchased 300,000 shares of its Class A common stock at an average cost of $62/share. Under the authorities granted by its Board of Directors, the Company may repurchase an additional 1.9 million shares.

    Outlook

    The Company said the factors that will affect its results in the second quarter of 2008 include:

    Metals Recycling Business:

    Pricing. The export markets for ferrous scrap metal appear to be strengthening in most regions and domestic demand is also firming. In addition, the recent increases in export freight costs appear to be moderating. As a result, average ferrous selling prices, net of freight, are expected to increase over the recently completed first quarter, despite a number of shipments in the early part of the quarter which were contracted before the recent price increases. Nonferrous prices are expected to decline slightly, but remain high by historical standards.

    Sales volumes. Due to shipments delayed from the first quarter, second quarter 2008 volumes are expected to increase 150 thousand to 200 thousand tons on a quarter over quarter basis and be slightly higher than the volumes shipped in the second quarter of 2007. Nonferrous sales volumes should increase slightly on both a quarter over quarter and year over year basis.

    Margins. Higher gross ferrous selling prices and moderating freight rates are expected to result in net selling prices which increase more than the cost of raw materials, particularly for shipments made in the latter part of the quarter. As a result, margins are expected to improve compared to the first quarter of this year.

    Auto Parts Business:

    Revenue. When compared to the second quarter of 2007, all sources of revenue are expected to show improvement due to higher volumes and higher prices for recycled metals. Compared to the first quarter of 2008, seasonal weather conditions are expected to result in lower self-service admissions and parts sales and offset normal seasonal improvements in full-service sales. Winter weather conditions, which typically slow the volume of scrapped vehicles available for purchase, are also expected to result in lower scrap and core sales.

    Margins. Margins in the second quarter are expected to approximate margins realized during the same period in 2007 as core and scrap revenues increase proportionately with the cost of scrapped vehicles. Compared to the first quarter, seasonal declines in revenues are expected to result in slightly lower margins.

    Steel Manufacturing Business:

    Pricing. A low level of import activity and low customer inventories are expected to result in average net prices during the second quarter which are significantly higher than the prices obtained during the same period in 2007. However, slower business conditions experienced by West Coast customers and increased competition from domestic steel producers are expected to partially offset the lower imports. This will likely lead to average net prices which should approximate the recently completed first quarter.

    Volumes. Soft demand is expected to result in a slight decline in sales volumes of finished steel products from both the first quarter of 2008 and the second quarter of 2007.

    Margins. Higher costs for scrap and other raw materials and costs associated with shutdowns of the melt shop and rolling mill for planned maintenance are expected to have a negative impact on margins during the quarter.

    First Quarter 2008 Conference Call

    A conference call to discuss results will be held today, January 7, 2008, at 11:30 a.m. ET, hosted by John Carter, Chief Executive
Officer, and Richard Peach, Chief Financial Officer. The call will be webcast and is accessible on Schnitzer Steel's web site at www.schnitzersteel.com.

    Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 34 operating facilities located in 11 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. The Company's vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 35 self-service facilities and 18 full-service facilities located in 14 states and in western Canada. With an annual production capacity of over 750,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 102nd year of operations in fiscal 2008.

    This news release, particularly the Outlook section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company's outlook for the business and statements as to expected pricing, sales volume, operating margins and operating income. Such statements can generally be identified because they contain "expect," "believe," "anticipate," "estimate" and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company's products and the raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; government regulations and environmental matters; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; expectations regarding the Company's compliance program; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; new accounting pronouncements; availability of capital resources; creditworthiness of suppliers and customers; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company's forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

    For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.



                   SCHNITZER STEEL INDUSTRIES, INC.
                         FINANCIAL HIGHLIGHTS
               (in thousands, except per share amounts)
                             (Unaudited)

                                            For the Three Months Ended
                                            --------------------------
                                            November 30,  November 30,
                                                2007         2006
                                            ------------- ------------

REVENUES:

Metals Recycling Business:
 Ferrous sales:
  Processing                                $    338,951  $   223,092
  Trading                                         49,331       91,513
 Nonferrous sales                                 89,606       81,994
 Other sales                                       3,583        3,886
                                            ------------- ------------
  Total sales                                    481,471      400,485

Auto Parts Business                               72,163       60,807
Steel Manufacturing Business                     109,689       96,060
Intercompany sales eliminations                  (59,426)     (47,498)
                                            ------------- ------------
  Total                                     $    603,897  $   509,854
                                            ============= ============


INCOME (LOSS) FROM OPERATIONS:

Metals Recycling Business:
  Processing                                $     29,194  $    23,893
  Trading                                            443          951
Auto Parts Business                                7,214        3,795
Steel Manufacturing Business                      14,344       15,359
Corporate expense                                 (9,512)      (9,696)
Intercompany eliminations                           (314)        (726)
                                             ------------ -----------
  Total                                     $     41,369  $    33,576
                                            ============= ============


NET INCOME                                  $     24,712  $    21,158
                                            ============= ============

BASIC EARNINGS PER SHARE                    $       0.87  $      0.69
                                            ============= ============

DILUTED EARNINGS PER SHARE                  $       0.85  $      0.69
                                            ============= ============

SHARE INFORMATION (THOUSANDS):
  Basic shares outstanding                        28,529       30,751
                                            ============= ============

  Diluted shares outstanding                      29,055       30,876
                                            ============= ============




                   SCHNITZER STEEL INDUSTRIES, INC.
              CONDENSED CONSOLIDATED STATEMENT OF INCOME
               (in thousands, except per share amounts)
                             (Unaudited)

                                            For the Three Months Ended
                                            --------------------------
                                            November 30, November 30,
                                                2007         2006
                                            ------------ -------------


Revenues                                    $   603,897  $    509,854
                                            ------------ -------------


Cost of goods sold                              519,378       434,706
Selling, general and administrative              44,891        42,858
(Income) from joint ventures                     (1,741)       (1,286)


Operating income                                 41,369        33,576

Other income (expense):
 Interest expense                                (2,348)       (1,061)
 Other income (expense), net                        614         1,116
                                            ------------ -------------
                                                 (1,734)           55
                                            ------------ -------------


Income before income taxes and minority
 interests                                       39,635        33,631

Income tax expense                              (14,225)      (12,071)
                                            ------------ -------------

Income before minority interests                 25,410        21,560

Minority interests, net of tax                     (698)         (402)
                                             -----------  ------------

Net income                                  $    24,712  $     21,158
                                            ============ =============


Basic earnings per share                    $      0.87  $       0.69
                                            ============ =============

Diluted earnings per share                  $      0.85  $       0.69
                                            ============ =============




Schnitzer Steel Industries, Inc.
Selected Operating Statistics
(Unaudited)

                                                              Total
                                                  Q1 FY08      FY08
                                                 ---------- ----------
Metals Recycling Business
     Ferrous Recycled Metal Sales Prices
      ($/LT)(1)
          Domestic                               $      279 $      279
          Exports                                       280        280
            Total Processing                            280        280
          Trading                                       313        313

     Ferrous Processing Sales Volume (LT)
          Cascade                                   179,686    179,686
          Domestic                                  178,833    178,833
          Export                                    642,142    642,142
                                                 ---------------------
            Total Processed                       1,000,661  1,000,661
                                                 ---------------------

     Ferrous Trading Sales Volume (LT)
          Trading                                   134,957    134,957

                                                 ---------------------
     Total Ferrous Sales Volume (LT)              1,135,618  1,135,618
                                                 =====================

     Nonferrous Average Price ($/pound)(1)       $    1.000 $    1.000

     Nonferrous Sales Volume (pounds, in
      thousands)                                     88,808     88,808


Steel Manufacturing Business
     Sales Prices ($/NT)(1)
          Average                                $      601 $      601

     Sales Volume (NT)
          Rebar                                     108,856    108,856
          Coiled Products                            49,343     49,343
          Merchant Bar and Other                     16,031     16,031
                                                 ---------------------
            Total                                   174,230    174,230
                                                 =====================

Auto Parts Business
     Number of self-service locations at end of
      quarter                                            35
     Number of full-service sites at end of
      quarter                                            18


                                                              Total
                 Q1 FY07    Q2 FY07    Q3 FY07    Q4 FY07      FY07
                ---------- ---------- ---------- ---------- ----------
Metals
 Recycling
 Business
 Ferrous
  Recycled
  Metal Sales
  Prices
  ($/LT)(1)
  Domestic      $      219 $      233 $      293 $      273 $      256
  Exports              230        238        295        292        266
    Total
     Processing        226        237        294        287        263
  Trading              252        257        308        298        279

 Ferrous
  Processing
  Sales Volume
  (LT)
  Cascade          191,090    151,383    185,281    176,768    704,522
  Domestic         155,970    174,752    199,587    191,250    721,559
  Export           521,200    816,683    643,031    884,104  2,865,018
                ------------------------------------------------------
    Total
     Processed     868,260  1,142,818  1,027,899  1,252,122  4,291,099
                ------------------------------------------------------

 Ferrous
  Trading Sales
  Volume (LT)
  Trading          320,018    276,220    362,305    253,281  1,211,824

                ------------------------------------------------------
 Total Ferrous
  Sales Volume
  (LT)           1,188,278  1,419,038  1,390,204  1,505,403  5,502,923
                ======================================================

 Nonferrous
  Average Price
  ($/pound)(1)  $    1.017 $    0.964 $    1.049 $    1.042 $    1.020

 Nonferrous
  Sales Volume
  (pounds, in
  thousands)        79,729     90,140    108,149    105,068    383,086


Steel
 Manufacturing
 Business
 Sales Prices
  ($/NT)(1)
  Average       $      546 $      536 $      596 $      617 $      575

 Sales Volume
  (NT)
  Rebar             98,491    111,136    125,515    116,482    451,624
  Coiled
   Products         51,823     50,134     40,407     50,483    192,847
  Merchant Bar
   and Other        19,281     16,031     16,505     16,670     68,487
                ------------------------------------------------------
    Total          169,595    177,301    182,427    183,635    712,958
                ======================================================

Auto Parts
 Business
 Number of
  self-service
  locations at
  end of
  quarter               35         35         35         35
 Number of
  full-service
  sites at end
  of quarter            17         17         17         17


(1)Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.




                   SCHNITZER STEEL INDUSTRIES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
         (Unaudited, in thousands, except per share amounts)


                                   November 30, 2007   August 31, 2007
                                  ------------------  ----------------
             Assets
---------------------------------
Current assets:
   Cash and cash equivalents      $            7,035  $         13,410
   Accounts receivable, net                  160,494           170,212
   Inventories                               313,505           258,568
   Other current assets                       27,895            19,286
                                  ------------------  ----------------
     Total current assets                    508,929           461,476

Property, plant and equipment,
 net                                         396,220           383,910

Goodwill and other assets                    324,898           306,028
                                  ------------------  ----------------

     Total assets                 $        1,230,047  $      1,151,414
                                  ==================  ================

 Liabilities and Shareholders'
              Equity
---------------------------------
Current liabilities:
   Short-term borrowings          $            4,897  $         20,275
   Other current liabilities                 150,092           171,914
                                  ------------------  ----------------
     Total current liabilities               154,989           192,189


Long-term debt                               226,558           124,079

Other long-term liabilities                   68,937            64,709

Minority interests                             5,402             5,373

Shareholders' equity                         774,161           765,064
                                  ------------------  ----------------

     Total liabilities and
      shareholders' equity        $        1,230,047  $      1,151,414
                                  ==================  ================



    CONTACT: Schnitzer Steel Industries, Inc.
             Investor Relations
             Rob Stone, 503-224-9900
             Press Relations
             Tom Zelenka, 503-323-2821
             ir@schn.com
             www.schnitzersteel.com